Law Offices of Keller Rohrback P.L.C.	Suite 1400 3101 N. Central Avenue Phoenix, Arizona 85012-2643 telephone (602) 248-0088 facsimile (602) 248-2822 Attorneys at Law

October 13, 2011

IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354

Re:	IsoRay, Inc., Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-162694)

Ladies and Gentlemen:

We have acted as counsel for IsoRay, Inc., a Minnesota corporation (the "Company"), in connection with: (i) the registration statement on Form S-3 (Registration No. 333-162694) (such registration statement, including the documents incorporated by reference therein, the "Registration Statement") of the Company, filed with the Securities and Exchange Commission (the "Commission"); (ii) the Prospectus Supplement, dated October 13, 2011 (the "Prospectus Supplement"), of the Company, filed with the Commission relating to the issuance and sale by the Company of up to 3,527,173 shares (the "Shares") of the Company's common stock, par value $0.001 (including up to 1,027,173 shares that may be sold pursuant to the exercise of an over-allotment option) (the "Common Stock"), and warrants (the "Warrants") to purchase up to 705,435 shares of the Company's Common Stock (including up to 205,435 shares that may be sold pursuant to the exercise of an over-allotment option) (the "Warrant Shares"); and (iii) the current report on Form 8-K dated October 13, 2011 (the "Form 8-K"), pertaining to the Shares and the Warrants and which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference. The Shares and Warrants are being sold to the several underwriters (the “Underwriters”) named in, and pursuant to, an underwriting agreement (the “Underwriting Agreement”) among the Company and such underwriters substantially in the form filed as an Exhibit to the Form 8-K, incorporated by reference into the Registration Statement and the Final Prospectus.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement.

Seattle Affiliate: Keller Rohrback  L.L.P.  1201 Third Avenue, Suite 3200  Seattle, WA 98101-3052  Phone 206-623-1900  Fax 206-623-3384

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the prospectus contained therein, the Prospectus Supplement, the Company's charter documents, the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares and Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed. In such examination, we assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may affect the opinions we express herein.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that all governing documents under which the Shares and Warrants are to be issued will have been duly authorized, executed and delivered by all parties thereto, and the signatures on documents examined by us are genuine.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Underwriting Agreement being valid, binding and enforceable; and (viii) the legal capacity of all natural persons.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, has or will have become effective (and will remain effective at the time of issuance of any Shares and Warrants thereunder); (ii) the Company will issue and deliver the Shares and Warrants in the manner contemplated by the Registration Statement and Prospectus Supplement; (iii) the resolutions authorizing the Company to issue, offer and sell the Shares and Warrants will have been duly adopted by the board of directors or other appropriate governing bodies of the Company and will be in full force and effect at all times at which the Shares and Warrants are offered, issued and sold by the Company; and (iv) all Shares and Warrants will be issued in compliance with applicable federal and state securities laws.

We have also assumed that (i) the stock certificates to be issued to represent the Common Stock will conform to the specimen Common Stock certificate submitted to us; (ii) shares of Common Stock will remain authorized and available for issuance for the Shares and Warrants; (iii) none of the Company's charter documents, or the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares and Warrants, will be rescinded, amended or otherwise modified prior to the issuance of the Shares and Warrants and no Shares or Warrants will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time; (iv) the Company will continue to be validly existing and in good standing under the laws of the State of Minnesota with the requisite corporate power and authority to issue and sell all such Shares and Warrants at such time and will have received any required approval of any governmental authority or agency in connection therewith; (v) until such time, if ever, as the Company has $75 million or more in aggregate market value of voting and nonvoting common equity held by non-affiliates of the Company as of a date within 60 days prior to the date of the sale of the Shares and Warrants, sales of the Shares and Warrants of the Company under the Registration Statement shall be subject to limitation pursuant to General Instruction I.B.6. to Form S-3; and (vi) the Company will be restricted from issuing 20% or more of its outstanding common stock at below market prices by Section 713 of the Company Guide of the NYSE Amex LLC (formerly known as AMEX) unless it obtains shareholder approval to issue more shares. We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, upon issuance, delivery, and payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable; (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold pursuant to the terms of the Underwriting Agreement and the Warrants, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application relating to or affecting creditors' rights, and by general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant and the Company's Articles of Incorporation as amended to date, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We are opining herein only as to applicable federal laws and the Business Corporation Act of the State of Minnesota, as amended, the applicable provisions of the Minnesota Constitution and any reported judicial decisions interpreting these laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or, in the case of Minnesota, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares and Warrants, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. We are not expressing an opinion as to securities of any parties other than the Company.

Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, by any covenants of good faith or fair dealing that may be implied, and by general principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and Warrants while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company's Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Keller Rohrback, PLC

KELLER ROHRBACK, PLC